Exhibit (d)(4)

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of June 4, 2009, by and among Intel Corporation, a Delaware corporation, its subsidiaries, affiliates, successors, or assigns (collectively, the “Buyer”), Wind River Systems, Inc., a Delaware corporation (the “Company”), and Kenneth R. Klein (the “Shareholder”).

RECITALS

A. The Shareholder owns 173,644 shares of common stock of the Company, such amount representing .2258% of the Company’s outstanding capital shares.

B. The Buyer and the Company are parties to that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which the Buyer has agreed to purchase all outstanding securities of the Company (the “Transaction”).

C. The Shareholder will receive substantial consideration as a result of the consummation of the Transaction, which consideration reflects the goodwill associated with the Company’s business.

D. The parties acknowledge that the Company is currently engaged in the development of technologies, services and products relating to selling or licensing (and associated developing, marketing, servicing, supporting and consulting on) operating systems, middleware and software development tools for use in or with non-enterprise products, such non-enterprise products including but not limited to consumer, handheld, cellular, automotive, aerospace, industrial control and networking/network infrastructure products (the “Business”), and the life expectancy of such technologies and the services and products to be developed based on such technologies is expected to be at least five (5) years.

E. The parties acknowledge that the relevant market for the technologies that the Company is developing, and the relevant market for the products and services the Company is proposing or has targeted to develop, is worldwide in scope and that intense worldwide competition exists for such technologies.

F. As a condition and material inducement for the Buyer to the enter into the Merger Agreement and consummate the Transaction, and to preserve the value and good will of the business being acquired by the Buyer pursuant thereto, the Merger Agreement contemplates, among other things, that the Shareholder will enter into this Agreement concurrently with the execution of the Merger Agreement and that this Agreement will become effective as of the Acceptance Date.

G. The parties intend this Agreement to be in compliance with California Business and Professions Code Section 16601 and further intend for it to be fully enforceable.

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Effective Time. This Agreement shall be effective only at and as of the Acceptance Date.

2. Defined Terms. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Restricted Period” shall mean the period beginning at and as of the Acceptance Date and ending on the third (3rd) anniversary of the Shareholder’s termination of employment with the Company for any reason.

(b) “Restricted Territory” shall mean each and every country, province, state, city, or other political subdivision of the world in which the Company is currently engaged in business or otherwise proposing to or targeting to distribute, license or sell its products, services or technologies.

3. Covenant Not to Compete.

(a) The Shareholder acknowledges that during the course of the Shareholder’s employment with the Company, the Shareholder has received and has been privy to confidential information and trade secrets of the Company and will continue to receive and be privy to confidential information and trade secrets of the Company and the Buyer during the course of the Shareholder’s employment following the Transaction. The Shareholder further acknowledges that the Buyer has a legitimate interest in ensuring that such confidential information and trade secrets remain confidential and are not disclosed to third parties. Thus, to avoid the actual or threatened misappropriation of such confidential information and trade secrets, and to preserve the value and good will of the business being acquired by the Buyer pursuant to the Merger Agreement, the Shareholder agrees that, at all times during the Restricted Period, the Shareholder shall not, directly or indirectly:

(i) engage or participate in the development of any technologies, products or services relating to the Business (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, principal, partner, stockholder, trustee, officer or director) or have an ownership or financial interest (except for ownership of one percent (1%) or less of any publicly held entity or two percent (2%) or less in any privately-held entity) in any person (as defined in the Merger Agreement) engaged in the Business, anywhere in the Restricted Territory. The phrase “directly or indirectly” as used herein, includes, for purposes of clarification, but is not limited to, (A) engaging in, participating in, or having an ownership or financial interest in a person engaged in the Business through one or more intermediaries under circumstances where the Shareholder provides advice or guidance on behalf of or for the benefit of such intermediary or intermediaries or any portfolio company of such intermediary or intermediaries, in either case, that engages in or participates in the Business, (B) forming any entity in order to engage in or participate in the Business, and (C) contacting marketing, channel or technology partners of the Company on behalf of any person engaged in the Business; or

(ii) take any action with the objective of interfering with the business of the Company or solicit any customers of the Company for any products or services competitive with the Business.

(b) The covenants set forth in Section 3(a) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants set forth in Section 3(a) hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. To the extent that the provisions of Section 3(a) hereof are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(c) The Shareholder acknowledges that:

(i) the Shareholder is familiar with the foregoing covenant not to compete; (ii) the covenant set forth in Section 3(a) hereof represents only a limited restraint and allows the Shareholder to pursue the Shareholder’s livelihood and occupation without unreasonable or unfair restrictions; (iii) the Shareholder is an officer, key employee, and/or key member of the management of the Company; (iv) the goodwill associated with the existing business, customers and assets of the Company prior to the Transaction is an integral component of the value of the Company to the Buyer and is reflected in any consideration payable in connection with the Transaction, including such consideration received by the Shareholder; and (v) the Shareholder’s agreement as set forth herein is necessary to preserve the value and good will of the Company for the Buyer following the Transaction. The Shareholder represents that the Shareholder is fully aware of the Shareholder’s obligations hereunder, and acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company and the Buyer are engaged in a highly competitive industry, (B) the Shareholder has unique access to, and will continue to have access to, the trade secrets and know-how of the Company and the Buyer, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company and the Buyer, (C) in the event the Shareholder’s employment with the Company ended, the Shareholder would be able to obtain suitable and satisfactory employment without violation of this Agreement, and (E) this Agreement provides no more protection than is necessary to protect the Buyer’s interests in the Company’s goodwill, trade secrets and confidential information.

(d) The Shareholder acknowledges that the Shareholder is subject to Buyer’s confidential information and trade secret protection policies and agrees to comply with such policies. Shareholder acknowledges that upon the Closing he will execute and deliver and will be bound by Buyer’s standard Employee Confidentiality, Intellectual Property and Computer Privacy Agreement (the “CIPCP”) governing the disclosure and use of Buyer’s trade secrets and other proprietary and confidential information. Shareholder agrees that any breach by Shareholder during the Restricted Period of his obligations under the CIPCP shall also be deemed a breach of this Agreement.

(e) The Shareholder’s obligations under this Agreement shall remain in effect if the Shareholder’s employment with the Company is terminated for any or no reason.

(f) The Shareholder agrees that during the Restricted Period, prior to becoming an employee or partner of or consultant to any person (as defined in the Merger Agreement), the Shareholder shall (i) provide written notice of such employment, partnership or consultancy to the Buyer, and (ii) provide such person with an executed copy of this Agreement.

4. Covenant Not to Solicit. At all times during the Restricted Period, the Shareholder shall not, directly or indirectly, solicit, encourage or take any other action which is intended to induce or encourage any employee of the Company to (a) terminate such employee’s employment with the Company (provided, however, that this provision shall not apply to the Shareholder’s assistant Jana Wilson-Wade), or (b) engage in any action in which the Shareholder would, under the provisions of Section 3 hereof, be prohibited from engaging.

5. Miscellaneous.

(a) Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered in person, (ii) transmitted by facsimile (with written confirmation of transmission), (iii) mailed by certified or registered mail (return receipt requested) (in which case such notice shall be deemed given on the third (3rd) day after such mailing) or (iv) delivered by an express courier (with written confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Buyer to:	Intel Corporation
2200 Mission College Boulevard
Santa Clara, CA 95054
Telecopier: (408) 765-1859
Attention: General Counsel

If to the Shareholder to:	The personal address last provided to the Company

(b) Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon him in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(c) Remedies. The parties to this Agreement agree that (i) if the Shareholder breaches this Agreement, the damage to the Buyer may be substantial and money damages will not afford the Buyer an adequate remedy, and (ii) if the Shareholder is in breach of any provision of this Agreement, or threatens a breach of this Agreement (by initiating a course of action that would reasonably be expected to lead to a breach), the Buyer shall be entitled, in addition to all other rights and remedies as may be provided by law, the Merger Agreement or otherwise, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement.

(d) Severability. In the event that any portion of this Agreement becomes or is held by a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and be construed as if such portion had not been included in this Agreement.

(e) No Assignment. Because the nature of the Agreement is specific to the actions of the Shareholder, the Shareholder may not assign this Agreement. This Agreement shall inure to the benefit of the Buyer and its successors and assigns.

(f) Entire Agreement. Except for any employment agreement or confidential information and trade secret protection agreement that may be signed by the Shareholder and the Company or Buyer, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, agreements and understandings, written or oral, between the parties with respect to the subject matter hereof.

(g) Waiver of Breach. No delay or omission by the Buyer in exercising any right under this Agreement shall operate as a waiver of that right or any other right under this Agreement. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(h) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(i) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(j) Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(k) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(l) Other Obligations. The Shareholder expressly consents to be bound by the provisions of this Agreement for the benefit of the Buyer or any subsidiary, affiliate, successor, or assign thereof without the necessity of the separate execution of this Agreement in favor of any such subsidiary, affiliate, successor, or assign.

(m) Independent Review and Advice. The Shareholder represents and warrants that the Shareholder (i) has carefully read this Agreement, (ii) executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, (iv) has been advised to, and has had the opportunity to, consult with the Shareholder’s personal attorney prior to entering into this Agreement, and (v) is entering into this Agreement of the Shareholder’s own free will. The Shareholder expressly agrees that he has no expectations or understandings contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation.

(n) Integration. This Agreement, including all recitals contained hereof, contain the entire agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior negotiations, agreements and understandings with respect thereto.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

INTEL CORPORATION

By:	/s/ Arvind Sodhani
Arvind Sodhani
Executive Vice President, Intel Corporation and President, Intel Capital Corporation

WIND RIVER SYSTEMS, INC.

By:	/s/ Ian Halifax
Name:	Ian Halifax
Title:	Senior Vice President, Finance and
Administration, Chief Financial Officer and Secretary

SHAREHOLDER

Signature:	/s/ Kenneth R. Klein
Printed Name:	Kenneth R. Klein

[SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]